Exhibit 99.1

Company Contact:	Media Contact:	Investor Relations:
David Beckman	Joe Doyle	Raj Venkaty
Global Chief Legal Officer & Secretary	SITEL Worldwide Corporation	SITEL Worldwide Corporation
SITEL Worldwide Corporation	+1 877.95.Sitel	+1 877.95.Sitel
+1 877.95.Sitel	joe.doyle@sitel.com	raj.venkaty@sitel.com
david.beckman@sitel.com

SITEL PRESIDENT AND COO NAMED CHIEF EXECUTIVE OFFICER

Departing CEO David Garner continues as non-executive Chairman of Sitel

Nashville; October 11, 2011 — Sitel, a leading customer care outsourcing provider, today announced that Dagoberto “Bert” Quintana, 51, has been named Chief Executive Officer. Quintana, who has been serving as President and Chief Operating Officer of Sitel since February 2010, succeeds David Garner, 53, in the role of Chief Executive Officer. Quintana will continue to serve as President. Garner will continue to serve as non-executive Chairman of Sitel. Garner will continue to support the Board and the executive team of Sitel on strategic matters and as necessary on commercial and operational initiatives.

Garner said, “Bert Quintana is an energetic, customer-focused leader in our industry. Working with Bert over the past two years, I am confident of his commitment to our Customer #1 strategies as well as to enhancing Sitel’s market position, revenue growth and stockholder value. Bert is ready for this next challenge.”

Quintana said, “Sitel is a growing company with a strong client base. I look forward to continuing the progress we have made over the past two years in my new role. I also want to recognize Dave Garner for his many contributions to Sitel. Dave is a true industry leader and has mentored me over the past two years to reach for this next challenge. I thank him for his continued commitment to Sitel and look forward to continuing to work with Dave in his role as Chairman in the future.”

About Sitel

Sitel is a world leader in outsourced customer care services. With over 26 years of industry experience, Sitel has twice been ranked as the top overall call center outsourcing provider in Datamonitor’s annual Black Book of Outsourcing survey. Sitel’s approximately 57,000 employees provide clients with predictable and measurable Return on their Customer Investment by building customer loyalty, increasing sales and improving efficiency. Sitel’s solutions span 135+ domestic, nearshore, and offshore centers in 26 countries across North America, South America, Europe, Africa, and Asia Pacific. The company is privately held and majority owned by Canadian diversified company, Onex Corporation. For more information, please visit www.sitel.com.